Exhibit 5.1

LUCOSKY BROOKMAN LLP 101 Wood Avenue South 5th Floor Woodbridge, NJ 08830 T - (732) 395-4400 F- (732) 395-4401 __________________
111 Broadway Suite 807 New York, NY 10006 T - (212) 417-8160 F - (212) 417-8161 __________________ www.lucbro.com

August 16, 2024

Mangoceuticals, Inc.

15110 N. Dallas Parkway, Suite 600

Dallas, Texas 75248

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you, Mangoceuticals, Inc., a Texas corporation (the “Company”), in connection with filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (File No. 333-[   ]) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the resale by the selling stockholders named therein of up to an aggregate of 16,166,667 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of (i) one million (1,000,000) shares (the “0.50 Warrant Shares”) issuable upon exercise of warrants issued at an exercise price of $0.50 per share (the “$0.50 Warrants”), (ii) five hundred thousand (500,000) shares (the “$1.00 Warrant Shares” and, together with the $0.50 Warrant Shares, the “Warrant Shares”) issuable upon exercise of warrants issued at an exercise price of $1.00 per share (the “$1.00 Warrants” and, together with the $0.50 Warrants, the “Warrants”) and (iii) 14,666,667 shares issuable upon conversion of 2,000 shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock”) with each share having a stated value of $1,100 and having an assumed conversion price of the floor price of $0.15 per share. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

The offering of the Warrant Shares and the Preferred Conversion Shares will be as set forth in the prospectus (the “Prospectus”) contained in the Registration Statement, as amended, and as supplemented from time to time.

In rendering these opinions, we have examined the Company’s Certificate of Formation and Bylaws, both as amended and currently in effect, the Registration Statement, and the exhibits thereto, and such other records, instruments and documents as we have deemed advisable in order to render these opinions. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photo static copies and the authenticity of the originals of such latter documents. In providing these opinions, we have further relied as to certain matters on information obtained from officers of the Company.

We are opining herein as to the Texas Business Organizations Code and we express no opinion with respect to any other laws. This opinion is limited to the laws in effect as of the date the Registration Statement is declared effective by the Commission and is provided exclusively in connection with the offering contemplated by the Registration Statement.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.	Upon due exercise of the Warrants and payment to the Company of the applicable aggregate exercise price in accordance with the terms of the Warrants, and when certificates or book-entry evidence of ownership for the Warrant Shares have been duly executed and countersigned and delivered in accordance with and pursuant to the terms of the Warrants, the Warrant Shares issuable upon such exercise will be duly and validly issued, fully paid and non-assessable shares of Common Stock; and
2.	The Preferred Conversion Shares will be validly issued, fully paid and non-assessable when such shares shall have been duly issued and delivered upon conversion of the Series B Preferred Stock shares pursuant to the terms of the Certificate of Designations, Preferences and Rights of the Series B Preferred Stock.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very Truly Yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP